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Exhibit 10.20

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

        This Amendment No. 1 to the Employment Agreement (this "Amendment") is made and entered into effective as of October 1, 2005, by and between Seneca Gaming Corporation, a governmental instrumentality of the Seneca Nation of Indians of New York (the "Parent") and Barry W. Brandon ("Executive"). Capitalized terms not defined herein shall have the respective meaning ascribed to such terms in the Employment Agreement made and entered into as of July 13, 2004, by and between the Parent and Executive (the "Agreement").

        WHEREAS, the Board of Directors of the Parent adopted resolutions whereby it expressed its desire to amend Executive's Agreement in order for Executive to be paid on a flat salary basis and not awarded bonuses as part of Executive's compensation.

        WHEREAS, pursuant to such resolutions, the Parent and Executive have agreed to amend the Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and Executive agree as follows:

        1.    Sections 3(a), 3(b), and 3(e) of the Agreement are hereby amended in their entirety to read as set forth below; and the contents of Section 3(c) are hereby deleted in their entirety with the words "Intentionally omitted" inserted in lieu thereof:

    "3.
    Compensation.

    (a)
    Executive shall be paid "Base Compensation" of a minimum annual base salary of Three Hundred Seventy-Five Thousand Dollars ($375,000) for the period commencing August 1, 2004 and ending with the Employer's fiscal year ending September 30, 2005; an annual salary of Seven Hundred Thousand Dollars ($700,000) for the Employer's fiscal year ending September 30, 2006; and an annual salary of Six Hundred Thirty Seven Thousand Five Hundred Dollars ($637,500) for Employer's fiscal year ending September 30, 2007 with respect to his service for the Employer, with a salary review by the Board each fiscal year thereafter at which time the Board shall determine whether, in its sole discretion, Executive's Base Compensation shall be increased. Said salary shall be payable periodically in accordance with the Employer's regular payroll practice.

    (b)
    Provided Executive is then employed with the Employer, Executive shall be eligible for an annual performance bonus as follows:

    (i)
    For the fiscal year ending September 30, 2004, Executive shall be eligible for a performance bonus equal to Thirty-One Thousand Two Hundred Fifty Dollars ($31,250) if SNFGC's Earnings Before Interest, Taxes, Depreciation, and Amortization, calculated in a manner consistent with SNFGC's practices ("EBITDA"), for such fiscal year is equal to or greater than One Hundred Fifteen Million Dollars ($115,000,000); and

    (ii)
    For the fiscal year ending September 30, 2005, Executive shall be eligible for an annual performance bonus equal to One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) if the Consolidated EBITDA for the Subsidiaries that operated and owned casinos in such fiscal year is equal to or greater than One Hundred Forty Million Dollars ($140,000,000). For purposes of Section 3(b) of this Agreement, "Consolidated EBITDA" shall have the meaning set forth in that certain Indenture, dated as of May 5, 2004, among the Parent, the Guarantors from time to time parties thereto, and Wells Fargo Bank, National

          Association, as trustee, as such may be amended, restated, supplemented or otherwise modified from time to time.

Each of the annual performance bonuses described above shall be referred to as "Bonus Compensation" for such fiscal year.

      (e)
      Executive shall also be eligible to receive any additional performance or incentive compensation, which is approved by the Board in its sole discretion. Said additional performance or incentive compensation, if any, shall be in addition to and shall not lessen or reduce the Base Compensation or Bonus Compensation. In exercising its discretion, the Board shall specifically consider the extent to which the goals of the Employer are being met and the extent to which Executive has contributed to same

    2.
    Section 5(c) of the Agreement is hereby amended in its entirety to read as follows:

    "(c)
    If Executive's employment should be terminated under paragraph 5(a)(iv) or (v) above, then the Employer shall at that time pay Executive (or his estate) his Base Compensation earned through the date Executive is terminated; whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise."

    3.
    Section 5(d) of the Agreement is hereby amended in its entirety to read as follows:

    "(d)
    If Executive's employment should be terminated by the Parent for any reason other than those specified in paragraph 5(a) above (it being understood that a purported termination for Cause which is contested by Executive and finally determined not to have been proper shall be treated as a termination under this paragraph 5(d)), then the Employer shall: (i) pay Executive his Base Compensation earned, but unpaid, through the date Executive is terminated, (ii) continue to pay Executive his Base Compensation in effect as of the date of termination for a period following his termination (the "Severance Period") equal to the lesser of (A) eighteen (18) months or (B) the remainder of the period ending on the Termination Date, and (iii) to the extent elected by Executive, pay for the cost of (A) Executive's premiums for continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), and (B) the premiums for Exec-u-Care® or any similar executive medical reimbursement insurance plan maintained by the Employer on the date Executive's employment is terminated, for the lesser of (1) the Severance Period, (2) until Executive is no longer eligible for COBRA continuation coverage, or (3) until Executive obtains comparable healthcare benefits from any other employer during the Severance Period, whereupon the Employer shall have no further liability or obligation to Executive under this Agreement or otherwise; provided, however, that Executive shall have a duty to mitigate damages as follows: during the Severance Period, Executive shall endeavor to mitigate damages by seeking employment with duties and salary comparable to those provided for herein, and if he shall obtain such employment, he shall reimburse the Employer the amount of the compensation he has received from such other entity for such period, but not to exceed the amount of the compensation the Employer shall have paid him for such period."

    4.
    Effect on the Agreement. Except as specifically amended or waived by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. The term "Agreement" used in the Agreement shall mean the Agreement as amended hereby.

    5.
    Counterparts. This Amendment may be executed in counterparts each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

    6.
    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

        IN WITNESS WHEREOF, each of the parties have caused this Amendment to be executed on its behalf by its officers thereunto duly authorized as of the day and year first written above.

SENECA GAMING CORPORATION
By:	/s/ JOSEPH A. D'AMATO
Name: Joseph A. D'Amato Title: Senior Vice President, Finance and Administration

EXECUTIVE
By:	/s/ BARRY W. BRANDON
Name: Barry W. Brandon

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AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT